CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated May 10, 2017 on the financial statements and financial highlights of the Weitz Funds (comprised of the Value Fund, Partners Value Fund, Partners III Opportunity Fund, Research Fund, Hickory Fund, Balanced Fund, Core Plus Income Fund, Short Duration Income Fund, Nebraska Tax-Free Income Fund and Ultra Short Government Fund in Post-Effective Amendment Number 37 to the Registration Statement (Form N-1A, No. 333-107797), included in the Annual Report to Shareholders for the fiscal year ended March 31, 2017, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio
July 28, 2017